Exhibit 10.12

VIANT TECHNOLOGY LLC

2020 EQUITY BASED

INCENTIVE COMPENSATION PLAN

This Viant Technology LLC 2020 Equity Based Incentive Compensation Plan (this “Plan”) is hereby established by Viant Technology LLC, a Delaware limited liability company (the “Company”), effective as of January 1, 2020. Capitalized terms not defined herein shall have the meaning assigned thereto by that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of October 31, 2019, as the same may be amended from time to time (the “LLC Agreement”).

1. Purpose. The purpose of this Plan is to promote the success, and enhance the value, of the Company by linking the personal interests of the employees, officers and directors of the Company and by providing such individuals with an incentive for outstanding performance. This Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of employees, officers and directors, upon whose judgment, interest, and special effort the successful conduct of the operation of the Company is largely dependent.

2. Definitions. As used in this Plan, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

(a) “Administrator” means the Board or, if the Board delegates responsibility for any matter to the Committee, the term Administrator shall mean the Committee. The unanimous decision by the Board shall be required in order for the Board to delegate the responsibility to the Committee.

(b) “Affiliate” means, with respect to any Person (i) any Person directly or indirectly controlling, controlled by, or under common control with such Person, (ii) any director, general partner, managing member or trustee of such Person, or (iii) any Person who is a director, general partner, managing member or trustee of any Person described in clauses (i) or (ii) of this sentence. For purposes of this definition, the terms “controlling,” “controlled by,” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person or entity, whether through the ownership of voting securities, by contract or otherwise, or the power to elect at least 50% of the directors, managers, general partner, or persons exercising similar authority with respect to such Person or entities.

(c) “Award” means any Phantom Units granted to a Participant under this Plan.

(d) “Award Agreement” means a written agreement that sets forth all terms and conditions of an award of Phantom Units in addition to those set forth herein.

(e) “Board” means the Board of Managers of the Company.

(f) “Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

(g) “Committee” means a committee of Managers, Officers, employees, agents or representatives of the Company appointed to administer this Plan pursuant to Section 3 hereof.

(h) “Continuous Service” means employment by either the Company, which is uninterrupted except for vacations, illness, or leaves of absence which are approved in writing by the Company or any of such other employer corporations, if applicable.

(i) “Deemed Liquidation Event” means (i) a merger or consolidation (other than one in which Members of the Company that own a majority of voting power of the Units of the Company on an as converted basis prior to the event own a majority by voting power of the outstanding voting power of the surviving or resulting entity), (ii) a sale, lease, exclusive license, transfer or other disposition of all or substantially all of the assets or intellectual property rights of the Company (including any transaction in which all or substantially all of the Company’s assets or intellectual property rights are sold or exclusively licensed to a third party), or (iii) the sale, exchange or transfer by the Company’s Members of voting control, in a single transaction or series of related transactions, if, after giving effect to such transaction or series of related transactions, Members of the Company that own a majority by voting power of the Units of the Company prior to such transaction or series of related transactions or their Affiliates do not own a majority by voting power of the outstanding voting power of the surviving or resulting entity.

(j) “Designated Beneficiary” means the individual(s) and/or trust that a Participant specifically identifies, in a notarized writing delivered to the Administrator, as the successor(s) to the Participant’s rights under this Plan.

(k) “Disability” unless otherwise defined in a Participant’s written employment agreement, if applicable, shall mean an event where the Participant is unable to engage in the activities required in order to perform the duties customary for the position held with the Company by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(l) “Distribution Threshold” means the Fair Market Value of the Company immediately prior to the issuance of the Phantom Units.

(m) “Fair Market Value” means, with respect to the Company, the net amount that the Company would have for distribution to its Members if it sold all of its assets for the amount a willing buyer would pay to a willing seller in an arm’s length transaction, and paid its obligations and liabilities.

(n) “Member” means any Person (i) who is referred to as such on or pursuant to Schedule A to the LLC Agreement, or who has become a substituted Member 2 pursuant to the terms of the LLC Agreement, and (ii) who has not ceased to be a Member. “Members” means all such Persons.

(o) “Participant” means a Person who, as an employee, officer or director has been granted an Award under this Plan.

(p) “Person” means any individual, partnership (whether general or limited), limited liability company, corporation, trust, estate, association, nominee, or other entity.

(q) “Phantom Unit” means a unit awarded to a Participant pursuant to an Award Agreement.

(r) “Phantom Unit Value” means, after the Members have received distributions on all Units and/or sale proceeds on all Units in which the Phantom Unit does not participate, taking into account all distributions and sales proceeds since the date of issuance of the applicable Phantom Unit, an amount equal to the Distribution Threshold for such Phantom Unit, an amount per Phantom Unit that would, in connection with the applicable Deemed Liquidation Event, (i) be distributed under the LLC Agreement to a hypothetical Member holding a Common Unit or (ii) received in cash by a hypothetical Member holding a Common Unit in connection with the sale, exchange or transfer of such Common Unit.

(s) “Units” or “Unit” means a unit of ownership interest in the Company including any and all benefits to which the holder of such Units may be entitled as provided in the LLC Agreement, together with all obligations of such Person to comply with the terms and provisions of the LLC Agreement. The Units of each Member shall be set forth on Schedule A of the LLC Agreement, as amended from time to time via a joinder agreement or otherwise.

3. Administration.

(a) General. The Administrator shall administer this Plan in accordance with its terms, provided that the Board may act in lieu of the Administrator on any matter. The Administrator shall hold meetings at such times and places as it may determine and shall make such rules and regulations for the administration of this Plan as it deems advisable.

(b) Powers of the Administrator. Subject to the provisions of this Plan, the Administrator shall have the authority, in its sole discretion:

(i) to determine, and to set forth in Award Agreements, the terms and conditions of all Awards, the installments and conditions under which a Plan award shall become terminated, expired, cancelled, or replaced, and the circumstances for vesting acceleration or waiver of forfeiture restrictions, and other restrictions and limitations;

(ii) to approve the forms of Award Agreements and all other documents, notices and certificates in connection therewith which need not be identical either as to type of award or among Participants;

(iii) to construe and interpret the terms of this Plan and any Award Agreement, to determine the meaning of their terms, and to prescribe, amend, and rescind rules and procedures relating to this Plan and its administration;

(iv) to adjust or to modify Award Agreements for changes in applicable law or any valid business purpose, and to recognize differences in foreign law, tax policies, or customs; and

(v) to make all other interpretations and to take all other actions that the Administrator may consider necessary or advisable to administer this Plan or to effectuate its purposes.

Subject to applicable law and the restrictions set forth in this Plan, the Administrator may delegate administrative functions to individuals who are executive officers, or employees of the Company or its affiliates.

(c) Deference to Administrator Determinations. The Administrator shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion it deems to be appropriate in its sole discretion, and to make any findings of fact needed in the administration of this Plan or Award Agreements. The Administrator’s prior exercise of its discretionary authority shall not obligate it to exercise its authority in a like fashion thereafter. The Administrator’s interpretation and construction of any provision of this Plan, or Award Agreement, shall be final, binding, and conclusive. The validity of any such interpretation, construction, decision or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld in the absence of manifest fraud or bad faith.

(d) No Liability; Indemnification. Neither the Board nor the Administrator, nor any person acting at the direction of the Board or the Administrator, shall be liable for any act, omission, interpretation, construction or determination made in accordance with the duty to act in good faith based on the relevant law with respect to this Plan or any Award Agreement. The Company and its affiliates shall pay or reimburse any member of the Board and/or the Administrator, as well as any person who takes action on their behalf in connection with this Plan, for all reasonable expenses incurred with respect to this Plan, and to the full extent allowable under applicable law shall indemnify each and every one of them for any claims, liabilities, and costs (including reasonable attorney’s fees) arising out of their good faith performance of duties which is in accordance with the relevant law under this Plan.

(e) Income Taxes and Deferred Compensation. Participants are solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with Awards (including any taxes arising under Section 409A of the Code), and the Company shall not have any obligation to indemnify or otherwise hold any Participant harmless from any or all of such taxes.

4. Eligibility; Award Agreements; Phantom Units Authorized.

(a) Eligibility. The Administrator in its sole discretion may designate those employees, officers, or directors, to participate in this Plan.

(b) Award Agreements. Each Award shall be evidenced by an Award Agreement signed by the Company and by the Participant. An Award Agreement shall be invalid, null, and void in the absence of signatures by both parties. The Award Agreement shall set forth all of the material terms and conditions that the Administrator establishes in its discretion with respect to the award.

(c) Phantom Units Authorized. Subject to adjustment pursuant to Section 7 below, the aggregate number of Phantom Units that may be issued under this Plan is 12,500,000. If any Phantom Units are terminated or otherwise forfeited, such Phantom Units may thereafter be awarded or regranted under this Plan.

5. Vesting; Termination of Phantom Units.

(a) Vesting. Each Participant shall vest in his or her Phantom Units pursuant to the terms and conditions set forth in his or her Award Agreement.

(b) Termination of Phantom Units. If, as to a Participant, there is a termination of Continuous Service, then, notwithstanding any provision of this Plan or the Award Agreement to the contrary, all Phantom Units, whether vested or unvested, shall automatically terminate and no benefits shall become payable under this Plan.

6. Payments With Respect to Phantom Units. As soon as administratively practicable after a Deemed Liquidation Event and in no event later than sixty (60) days after such Deemed Liquidation Event, each Participant (or a Participant’s Designated Beneficiary if a Participant is deceased) shall be entitled to receive a lump sum payment equal to the Phantom Unit Value for each vested and outstanding Phantom Unit held by such Participant. No amount shall be payable in respect of any Phantom Unit that is unvested at the time of any Deemed Liquidation Event. No Participant shall be entitled to receive on account of any vested Phantom Unit held by such Participant cash payments under this Section 6 unless and until the Members have received, by distribution on Units and/or sale of Units, a cumulative amount equal to the applicable Distribution Threshold for such Phantom Unit.

7. Changes in Capitalization or Value. The number and type of Phantom Units awarded to a Participant, any determination of value of the Company, including the Phantom Unit Value and the Distribution Threshold, and the aggregate number of Phantom Units available for issuance under this Plan may be adjusted or modified by the Administrator as necessary to preserve the intended economic benefit of the original grant and to reflect the number and type of Phantom Units that may be granted under the Plan in the event that there is a stock split, reverse stock split, stock dividend, recapitalization, reclassification, additional issuance or other similar capital adjustment of the Membership Units.

8. Transferability. No right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be null and void; provided, however, a Participant may designate a Designated Beneficiary (to be paid benefits under this Plan on such Participant’s death) on a form prescribed by the Company to receive any amounts otherwise payable to the Participant under this Plan. If a Participant does not designate a Designated Beneficiary, such benefits will be paid to the Participant’s estate in accordance with the laws of descent and distribution.

9. Taxes. The Company shall be entitled to deduct or withhold from all payments made pursuant to this Plan, or otherwise require payment by a Participant of, any federal, state and local taxes or other amounts required by law to be deducted or withheld with respect to such payments. The Participants are solely responsible and liable for the satisfaction of all taxes that may arise in connection with amounts paid pursuant to the terms of this Plan, and the Company shall not have any obligation to indemnify or otherwise hold any Participant harmless from any or all of such taxes. In the event the Company does not make such deductions or withholdings on any Participant’s behalf, the Participant shall pay when due all such taxes (and any related penalties and interest) imposed on the Participant and shall indemnify the Company for the Participant’s failure to do so.

10. Amendment or Termination of Plan or an Award. The Administrator may, in its sole and absolute discretion and without the consent of any Participant, amend, suspend or terminate the Plan or any Award Agreement at any time without notice to any Participant.

11. No Collateral Rights.

(a) No Fiduciary Relationship. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company, the Board or the Members, on the one hand, and a Participant or any other person on the other hand. The rights of a Participant with respect to the Phantom Units shall be limited to those rights which are specifically enumerated in this Plan and the Participant’s Award Agreement.

(b) No Rights as a Member. A Participant shall have no rights as a Member with respect to any Phantom Units granted under this Plan and no Common Units shall be issued pursuant to this Plan.

(c) No Right to Awards or Employment. No employee, officer or director, will have any claim or right to be granted an Award. This Plan is strictly a voluntary undertaking on the part of the Company and shall not be deemed to constitute a contract between the Company and any Participant to be consideration for, or an inducement to, or a condition of, the employment and/or services of any Participant.

Nothing in this Plan or any Award Agreement shall be deemed to give any Participant any right to be employed by or provide services to the Company or interfere with the right of the Company to terminate a Participant’s Continuous Service.

(d) Unfunded and Unsecured Obligation. The benefits payable to a Participant under this Plan shall be unfunded and unsecured and a Participant shall have no right, title, or interest whatsoever in or to any particular property or assets of the Company. No employee, officer, director or Member shall have any personal liability for failure to make payments of benefits under this Plan. A Participant’s right to receive payment under this Plan and an Award Agreement shall be no greater than the right of an unsecured general creditor of the Company.

12. Section 409A; Timing of Release. To the extent applicable, this Plan and any Award Agreement shall be interpreted in accordance with Section 409A of the Code. If the Administrator determines that any Award may be or become non-compliant with Section 409A of the Code (or may fail to comply with any exemption or exception therefrom), notwithstanding any other provision of this Plan or any Award Agreement, the Administrator shall be entitled to amend this Agreement or adopt other policies or procedures, or take such other actions as the Administrator deems reasonably necessary or appropriate to comply with the requirements of Section 409A of the Code or to comply with any exemption or exception therefrom. Whenever a payment or benefit under this Plan or any Award Agreement is conditioned on the execution of a release of claims by a Participant (or a Participant’s Designated Beneficiary if a Participant is deceased), such release must be executed and all revocation periods shall have expired within sixty (60) days after the date on which the Administrator provides the form of release to such Participant (or such Participant’s Designated Beneficiary if such Participant is deceased), failing which such payment or benefit shall be forfeited. If such payment or benefit constitutes non-exempt deferred compensation for purposes of Section 409A of the Code, and if such 60-day period begins in one calendar year and ends in the next calendar year, the payment or benefit shall not be made or commence before the second such calendar year, even if the release becomes irrevocable in the first such calendar year.

13. Securities Law Requirements. No payment may be made with respect to any Phantom Unit if counsel to the Company determines that any applicable registration or other requirement under the Securities Act of 1933 or the Securities Exchange Act of 1934, or any other applicable requirement of Federal or state law, has not been met.

14. Notices. Any notice to the Company or the Administrator contemplated by this Plan shall be in writing and shall be addressed to the Company in care of the Company’s Board at its principal place of business, or such other address as the Company may specify in a notice to a Participant; and any notice to a Participant shall be in writing and shall be addressed to him or her at the address on file with the Company on the date hereof or at such other address as he or she may hereafter designate in writing. Notice shall be deemed to have been given upon receipt or, if sooner, three (3) days after such notice has been deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail addressed to the address specified in the immediately preceding sentence.

15. Choice of Law. This Plan shall be governed by, and construed in accordance with, the internal laws (and not the law of conflicts of law) of the State of California.